Alexandria Real Estate Equities, Inc. Elects Jennifer Friel Goldstein to Board of Directors

Company Release - 3/27/2020 8:30 AM ET

PASADENA, Calif., March 27, 2020 /PRNewswire/ -- Alexandria Real Estate Equities, Inc. (NYSE:ARE), an urban office REIT and the first, longest-tenured and pioneering owner, operator and developer uniquely focused on collaborative life science, technology and agtech campuses in AAA innovation cluster locations, announced today that its Board of Directors has elected Jennifer Friel Goldstein as an independent director. The Company's Board of Directors has also appointed Ms. Goldstein to serve as a member of the Science & Technology Committee. Ms. Goldstein is an independent director in accordance with New York Stock Exchange (NYSE) listing standards and Securities and Exchange Commission (SEC) rules. Her term will run until the 2020 annual meeting of stockholders of the Company.

Ms. Goldstein is the head of Business Development, Technology and Healthcare for Silicon Valley Bank (SVB). She is responsible for business development, venture capital relationship management and corporate relationship management across all sectors for the bank.

Prior to joining Silicon Valley Bank in 2012, Ms. Goldstein served on Pfizer Inc.'s venture capital team, during which time she helped lead or co-lead fund-of-fund investment decisions and manage Pfizer's private equity portfolio. She has also served as a consultant at Bain & Company in London, where she focused on private equity transactions across Europe. Additional experience at companies such as Chiron, Genelabs and Genencor further developed Ms. Goldstein's diverse operational and research skills.

Ms. Goldstein also serves on the board of the Leukemia & Lymphoma Society in Silicon Valley. She graduated magna cum laude with a Bachelor of Science in Engineering degree in Bioengineering and a Master of Biotechnology degree from the University of Pennsylvania. Ms. Goldstein was also named a Joseph Wharton Fellow while completing her Master of Business Administration degree at the Wharton School.

About Alexandria Real Estate Equities, Inc.

Alexandria Real Estate Equities, Inc. (NYSE:ARE), an S&P 500® urban office REIT, is the first, longest-tenured and pioneering owner, operator and developer uniquely focused on collaborative life science, technology and agtech campuses in AAA innovation cluster locations, with a total market capitalization of $26.3 billion as of December 31, 2019, and an asset base in North America of 39.2 million SF. The asset base in North America includes 27.0 million RSF of operating properties and 2.1 million RSF of Class A properties undergoing construction, 6.3 million RSF of near-term and intermediate-term development and redevelopment projects and 3.8 million SF of future development projects. Founded in 1994 with $19 million in Series A capital, Alexandria pioneered this niche and has since established a significant market presence in key locations, including Greater Boston, San Francisco, New York City, San Diego, Seattle, Maryland and Research Triangle. Alexandria has a longstanding and proven track record of developing Class A properties clustered in urban life science, technology and agtech campuses that provide our innovative tenants with highly dynamic and collaborative environments that enhance their ability to successfully recruit and retain world-class talent and inspire productivity, efficiency, creativity and success. Alexandria also provides strategic capital to transformative life science, technology and agtech companies through our venture capital arm. We believe our unique business model and diligent underwriting ensure a high-quality and diverse tenant base that results in higher occupancy levels, longer lease terms, higher rental income, higher returns and greater long-term asset value. For additional information on Alexandria, please visit www.are.com.

CONTACT: Sara Kabakoff, Vice President – Corporate Communications, (626) 788‑5578, skabakoff@are.com